EXHIBIT 99.1





FOR IMMEDIATE RELEASE

For further information contact:
Oryx Technology Corp.
Philip Micciche/Mitchel Underseth
(408) 979-2955


                   ORYX TECHNOLOGY INVESTS IN S2 TECHNOLOGIES


SAN JOSE, CA (October 31, 2001) -- Oryx Technology Corporation (Nasdaq: ORYX), a technology licensing and investment management company, today announced that its portfolio company, S2 Technologies ("S2"), an early-stage middleware and software tools development company, has entered into an agreement for a private placement of up to $3.5 million in Series B Preferred Stock. As a result of the transaction, Oryx Ventures LLC, which is investing $1.1 million including conversion of a $250,000 bridge loan provided to S2 in June 2001, will have an equity ownership position in S2 in excess of 37% on a fully diluted basis. As part of the Series B financing Oryx Ventures has the right to increase its investment in S2 through February 2002 up to an additional $900,000. In addition, Oryx Ventures has entered into a management services agreement with S2.

Phil Micciche, Chairman and Chief Executive Officer of Oryx Technology, said, "We believe that S2 has strong market potential based on our knowledge of the company and its target market. For quite some time, we have worked closely with senior management and have been very pleased with the company's performance to date and the progress the company is making in its beta test agreements with LSI Logic and Emerson's Electronics and Telecommunications Group. The investment, which will be used to build out the sales and marketing organization, reflects a strong vote of confidence in the company."


About S2 Technologies

S2 Technologies, Inc. develops system software products that accelerate the development of embedded computers. It's STRIDE product, a software tracing and runtime interface development environment, enables developers to automatically incorporate seamless visibility and control into their runtime environment, thus completely eliminating the time and difficulty of integrating this type of functionality into a product. The STRIDE product suite is an off-the-shelf package that includes middleware, integration tools, and a software development kit.


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Oryx Company Profile

Headquartered in San Jose, California, Oryx Technology Corp. is a technology licensing and investment management company with a proprietary portfolio of high technology products in surge protection. Oryx also provides capital and management services to early-stage technology companies through its affiliate, Oryx Ventures, LLC. Oryx's common stock trades on the NASDAQ SmallCap Market under the symbol ORYX.

Forward-Looking Statements

Certain of the matters discussed in this release are forward-looking and involve a number of risks and uncertainties. Oryx's actual results could differ materially from those described for a variety of factors. Such factors could include, but are not limited to, those discussed in "Risk Factors" and
"Management's Discussion and Analysis" in Oryx's Form 10-KSB filed for the fiscal years ended February 29, 2000 and February 28, 2001, as well as those discussed elsewhere in other public filings made by Oryx with the Securities and Exchange Commission. Among the factors that could cause actual results to differ materially are the following: adverse changes in the specific markets for Oryx products, adverse business conditions, dependence on licensees of Oryx technology for the commercial success of new products, lack of success in technological advancement, management of cost controls and cash resources, need for additional financing and other factors.

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